UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2023
AMERICAN AIRLINES GROUP INC.
AMERICAN AIRLINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8400	75-1825172
Delaware	1-2691	13-1502798
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Skyview Drive,	Fort Worth,	Texas	76155
1 Skyview Drive,	Fort Worth,	Texas	76155
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code:
(682) 278-9000
(682) 278-9000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AAL	The Nasdaq Global Select Market
Preferred Stock Purchase Rights	—	(1)
(1) Attached to the Common Stock
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On September 20, 2023, the Compensation Committee (the “Committee”) of the Board of Directors of American Airlines Group Inc. (the “Company”) approved the total target direct annual compensation of Robert D. Isom to reflect his increased responsibilities with his promotion to Chief Executive Officer in March 2022. Mr. Isom’s target direct annual compensation is in line with the Company’s industry peers and was set to appropriately incentivize his leadership in overseeing the positive business momentum following the Company’s successful post-pandemic transformation, which has driven profitability, strong operational reliability and a strengthened financial position.
Mr. Isom’s total target direct annual compensation includes a base salary of $1,300,000, target cash incentive opportunity of 200% of base salary and an annual target long-term incentive grant value of $11,250,000 under the Company’s 2023 long-term incentive program (the “2023 LTIP”). Consistent with prior year long-term incentive awards, half of Mr. Isom’s 2023 LTIP grant is subject to performance-vesting conditions, with the current-year grant tied to attaining the Company’s total debt reduction goal and relative pre-tax income margin improvement versus the Company’s industry peers. The Committee also granted to Mr. Isom a one-time cash promotion bonus of $2.75 million and 631,699 restricted stock units that are subject to the same terms and conditions as the 2023 LTIP grant, provided that two-thirds of the award is subject to the performance-vesting conditions. Prior to these changes, Mr. Isom’s long-term incentive compensation had not increased since 2020 notwithstanding his subsequent promotion from President to Chief Executive Officer.
Consistent with its efforts to effectively incentivize key leaders and maintain a market-competitive compensation program, the Committee additionally approved the total target direct annual compensation of Stephen L. Johnson to reflect his expanded roles as Vice Chair and Chief Strategy Officer and his responsibilities over the Company’s regional carriers and cargo business, which he assumed in May 2023. The total target direct compensation for Mr. Johnson includes a base salary of $850,000, target cash incentive opportunity of 150% of base salary and a 2023 annual target long-term incentive grant value of approximately $3.68 million under the 2023 LTIP. Half of the 2023 LTIP grant is subject to the performance-vesting conditions described above. The Committee also approved a one-time grant to Mr. Johnson of 181,554 restricted stock units, vesting ratably over three years.
In addition, on September 20, 2023, each of Mr. Isom, Mr. Johnson and David Seymour, Chief Operating Officer, entered into a Restrictive Covenants Agreement and a Severance Agreement with the Company. Each Restrictive Covenants Agreement provides for, among other things, certain post-employment restrictive covenants, including non-competition for a period of 18 months (24 months in the case of Mr. Isom) and non-solicitation for a period of 24 months following the date the executive terminates employment with the Company and irrespective of whether the executive receives severance in connection with the executive’s termination of employment. Mr. Isom’s Severance Agreement provides that in the event his employment is terminated by the Company without cause or he resigns for good reason (each, a “Covered Termination”), he will be entitled to: (i) a cash severance payment equal to 24 months of his base salary plus two times his annual target cash incentive, (ii) payment or reimbursement of COBRA premiums through the earlier of 24 months or the date he becomes eligible for coverage under another employer’s plan and (iii) continued vesting of outstanding equity awards for 24 months following the termination date. Each of Messrs. Johnson’s and Seymour’s Severance Agreements provide that in the event of a Covered Termination, the executive will be entitled to: (i) a cash severance payment equal to 18 months of the executive’s base salary plus 1.5 times the executive’s annual target cash incentive, (ii) payment or reimbursement of COBRA premiums through the earlier of 18 months or the date the executive becomes eligible for coverage under another employer’s plan and (iii) continued vesting of outstanding equity awards for 18 months following the termination date. Each of Messrs. Isom, Johnson and Seymour previously vested into lifetime travel benefits. Each Severance Agreement also provides for acceleration of equity awards in the event of a Covered Termination within the two-year period following a change in control, with equity awards subject to performance-vesting conditions vesting at the greater of target or the expected attainment level based on performance as of the termination date. Additionally, equity awards granted to Mr. Isom will remain outstanding and will continue to vest upon termination (not including termination by the Company for “cause”), provided that equity awards granted within 12 months prior to the termination will only remain eligible to vest on a pro-rated basis.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, American Airlines Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AIRLINES GROUP INC.

Date: September 21, 2023	By:	/s/ Priya R. Aiyar
Priya R. Aiyar
Executive Vice President, Chief Legal Officer
Pursuant to the requirements of the Securities Exchange Act of 1934, American Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AIRLINES, INC.

Date: September 21, 2023	By:	/s/ Priya R. Aiyar
Priya R. Aiyar
Executive Vice President, Chief Legal Officer